AMENDMENT NO. 1
TO
USA TRUCK, INC. 2004 EQUITY INCENTIVE PLAN

This Amendment No. 1 to the USA Truck, Inc. 2004 Equity Incentive Plan (the "Amendment"), pursuant to Section 16.1 of the Plan, was approved by the Board of Directors as of June 15, 2011.  All terms in this Amendment shall have the meaning ascribed in the Plan, unless otherwise defined herein.

Background.  The Plan initially provided that, with respect to Awards to Nonemployee Directors, the Plan would be administered by the Nonemployee Directors Stock Option Committee of the Board.  The Board recently created the Nominating and Corporate Governance Committee and desires to appoint such committee to administer the Plan with respect to Awards to Nonemployee Directors.  Further, the qualifications of Directors who may sit on the Executive Compensation Committee are clarified consistent with current Company policy.

In accordance with the foregoing, the Plan is hereby amended by amending and restating Section 3.1 in its entirety to read as follows:

3.1 Administration of the Plan. The Plan shall be administered by the Executive Compensation Committee of the Board consisting of two or more members of the Board, all of whom are both a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of the definition of such term as contained in the Treasury Regulation Section 1.162-27(e)(3), or any successor definition adopted under Section 162(m) of the Code; provided, however, that with respect to Awards to Nonemployee Directors, the Plan shall be administered by the Nominating and Corporate Governance Committee of the Board, subject to final Board approval of Awards to Nonemployee Directors. Notwithstanding the foregoing, except with respect to Awards to Nonemployee Directors and to officers subject to Section 16 of the Exchange Act or officers who are or may be Covered Employees, the Board or the Executive Compensation Committee may delegate responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board or the Executive Compensation Committee deems appropriate. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Executive Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of eligible persons, within limits specifically prescribed by the Board or the Executive Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the "Committee" shall be, as applicable, to the Executive Compensation Committee, the Nominating and Corporate Governance Committee, or any other committee or any officer to whom the Board or the Executive Compensation Committee has delegated authority to administer the Plan.